                                      AGREEMENT

                       AND PLAN OF MERGER AND REORGANIZATION

                                       AMONG

                                  GENE LOGIC INC.,

                            GENE LOGIC ACQUISITION CORP.

                                        AND

                                   ONCORMED, INC.



                                ----------------------

                                     JULY 6, 1998

                                ----------------------

                                  TABLE OF CONTENTS


                                                                           PAGE
ARTICLE 1     DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . 1

    1.1  Merger of the Company into Merger Sub . . . . . . . . . . . . . . . 1

    1.2  Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . . 1

    1.3  Closing; Effective Time . . . . . . . . . . . . . . . . . . . . . . 1

    1.4  Certificate of Incorporation and Bylaws; Directors and Officers . . 2

    1.5  Conversion of Shares. . . . . . . . . . . . . . . . . . . . . . . . 2

    1.6  Closing of the Company's Transfer Books . . . . . . . . . . . . . . 3

    1.7  Exchange of Company Stock Certificates. . . . . . . . . . . . . . . 4

    1.8  Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

    1.9  Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

    1.10 Stock Subject to Conditions . . . . . . . . . . . . . . . . . . . . 6

    1.11 Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . 6

    1.12 Accounting Consequences . . . . . . . . . . . . . . . . . . . . . . 6

    1.13 Further Action. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . 6

    2.1  Organization; Subsidiaries; Capitalization. . . . . . . . . . . . . 6

    2.2  SEC Filings; Financial Statements . . . . . . . . . . . . . . . . . 8

    2.3  Absence of Certain Changes or Events. . . . . . . . . . . . . . . . 9

    2.4  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

    2.5  Proprietary Assets. . . . . . . . . . . . . . . . . . . . . . . . .10

    2.6  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

    2.7  Employees; Benefit Plans. . . . . . . . . . . . . . . . . . . . . .13

    2.8  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

    2.9  Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

    2.10 Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .14

    2.11 Compliance with Legal Requirements. . . . . . . . . . . . . . . . .15

    2.12 Transactions with Affiliates. . . . . . . . . . . . . . . . . . . .15

    2.13 Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . .15

    2.14 Company Action. . . . . . . . . . . . . . . . . . . . . . . . . . .15

    2.15 Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .16


                                          i

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                                  TABLE OF CONTENTS
                                     (CONTINUED)
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    2.16 Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .16

    2.17 Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . .16

    2.18 Governmental Consents; No Conflicts . . . . . . . . . . . . . . . .16

    2.19 Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . .17

    2.20 Company Preferred Stock Conversion. . . . . . . . . . . . . . . . .17

    2.21 No Existing Discussions . . . . . . . . . . . . . . . . . . . . . .17

    2.22 Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .17

    2.23 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

    2.24 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB . . .18

    3.1  Organization. . . . . . . . . . . . . . . . . . . . . . . . . . . .18

    3.2  SEC Filings; Financial Statements . . . . . . . . . . . . . . . . .20

    3.3  Absence of Certain Changes or Events. . . . . . . . . . . . . . . .20

    3.4  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

    3.5  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

    3.6  Compliance with Legal Requirements. . . . . . . . . . . . . . . . .22

    3.7  Valid Issuance. . . . . . . . . . . . . . . . . . . . . . . . . . .22

    3.8  Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . .22

    3.9  Parent Action.. . . . . . . . . . . . . . . . . . . . . . . . . . .22

    3.10 Fairness Opinion. . . . . . . . . . . . . . . . . . . . . . . . . .22

    3.11 Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .22

    3.12 Enforceability. . . . . . . . . . . . . . . . . . . . . . . . . . .22

    3.13 Governmental Consent; No Conflicts. . . . . . . . . . . . . . . . .23

    3.14 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

    3.15 Interim Operations of Merger Sub. . . . . . . . . . . . . . . . . .24

    3.16 Parent Contracts. . . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE 4      COVENANTS; ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . .25

    4.1  Parent Access and Investigation . . . . . . . . . . . . . . . . . .25

    4.2  Company Access and Investigation. . . . . . . . . . . . . . . . . .25


                                          ii

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                                  TABLE OF CONTENTS
                                     (CONTINUED)
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    4.3  Confidentiality.. . . . . . . . . . . . . . . . . . . . . . . . . .25

    4.4  Conduct of the Company's Business . . . . . . . . . . . . . . . . .25

    4.5  Conduct by Parent.. . . . . . . . . . . . . . . . . . . . . . . . .28

    4.6  Notification. . . . . . . . . . . . . . . . . . . . . . . . . . . .28

    4.7  No Shop . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28

    4.8  Registration Statement; Prospectus/Joint Proxy Statement. . . . . .29

    4.9  Company Stockholders' Meeting . . . . . . . . . . . . . . . . . . .30

    4.10 Parent Stockholders' Meeting. . . . . . . . . . . . . . . . . . . .31

    4.11 Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . .32

    4.12 Additional Agreements . . . . . . . . . . . . . . . . . . . . . . .32

    4.13 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

    4.14 Letter of the Company's Accountants.. . . . . . . . . . . . . . . .33

    4.15 Company Affiliate Agreements. . . . . . . . . . . . . . . . . . . .33

    4.16 Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .33

    4.17 Employment or Consulting Agreement and Noncompetition Agreement . .33

    4.18 Employee Benefits.. . . . . . . . . . . . . . . . . . . . . . . . .33

    4.19 Indemnification.. . . . . . . . . . . . . . . . . . . . . . . . . .34

    4.20 Nasdaq Listing. . . . . . . . . . . . . . . . . . . . . . . . . . .35

    4.21 Blue Sky Laws.. . . . . . . . . . . . . . . . . . . . . . . . . . .35

    4.22 Resignation of Officers and Directors . . . . . . . . . . . . . . .35

ARTICLE 5      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
               AND MERGER SUB. . . . . . . . . . . . . . . . . . . . . . . .35

    5.1  Representations and Warranties Accurate . . . . . . . . . . . . . .35

    5.2  Compliance With Covenants . . . . . . . . . . . . . . . . . . . . .36

    5.3  No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . .36

    5.4  Effectiveness of Registration Statement . . . . . . . . . . . . . .36

    5.5  Company Stockholder Approval. . . . . . . . . . . . . . . . . . . .36

    5.6  Parent Stockholder Approval . . . . . . . . . . . . . . . . . . . .36

    5.7  Agreements and Documents. . . . . . . . . . . . . . . . . . . . . .36

    5.8  Absence of Restraint. . . . . . . . . . . . . . . . . . . . . . . .37


                                         iii

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                                  TABLE OF CONTENTS
                                     (CONTINUED)
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    5.9  No Governmental Litigation. . . . . . . . . . . . . . . . . . . . .37

    5.10 Other Required Consents and Approvals . . . . . . . . . . . . . . .37

    5.11 Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .37

ARTICLE 6      CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS . . . . . .37

    6.1  Representations and Warranties Accurate . . . . . . . . . . . . . .38

    6.2  Compliance With Covenants . . . . . . . . . . . . . . . . . . . . .38

    6.3  No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . .38

    6.4  Effectiveness of Registration Statement . . . . . . . . . . . . . .38

    6.5  Company Stockholder Approval. . . . . . . . . . . . . . . . . . . .38

    6.6  Parent Stockholder Approval . . . . . . . . . . . . . . . . . . . .38

    6.7  Agreements and Documents. . . . . . . . . . . . . . . . . . . . . .38

    6.8  Absence of Restraint. . . . . . . . . . . . . . . . . . . . . . . .39

    6.9  Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

    6.10 Closing Price . . . . . . . . . . . . . . . . . . . . . . . . . . .39

    6.11 No Governmental Litigation. . . . . . . . . . . . . . . . . . . . .39

ARTICLE 7      TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . .39

    7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .39

    7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . .41

    7.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . .41

ARTICLE 8      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .41

    8.1  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

    8.2  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

    8.3  No Survival of Representations and Warranties . . . . . . . . . . .42

    8.4  Entire Agreement; Counterparts. . . . . . . . . . . . . . . . . . .42

    8.5  Applicable Law; Jurisdiction. . . . . . . . . . . . . . . . . . . .42

    8.6  Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . .42

    8.7  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42

    8.8  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . .43

    8.9  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . .44

                                          iv

                                      EXHIBITS

Exhibit A   Certain Definitions

Exhibit B   [reserved]

Exhibit C   Directors and Officers of Surviving Corporation

Exhibit D   Form of Stock Option Agreement

Exhibit E   Form of Company Proprietary Information and Assignment Agreement

Exhibit F   Form of Company Affiliate Agreement

Exhibit G   List of Persons to Enter into Employment or Consulting and
            Noncompetition Agreement

                  AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of July 6, 1998, by and among GENE LOGIC INC., a Delaware corporation ("Parent"); GENE LOGIC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); and ONCORMED, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                      RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, the Company will cease to exist, and Merger Sub will remain a wholly-owned subsidiary of Parent.

     B. This Agreement and the Merger have been unanimously approved by the respective Boards of Directors of Parent, Merger Sub and the Company.

     C. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of the Company will be converted into shares of Common Stock of the Parent at the rate provided herein.

     D. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a "purchase."

                                     AGREEMENT

     Parent, Merger Sub and the Company, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound, agree as follows:

                                      ARTICLE 1

                              DESCRIPTION OF TRANSACTION

     1.1 MERGER OF THE COMPANY INTO MERGER SUB. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub and the separate existence of the Company shall cease. Merger Sub will be the surviving corporation in the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Parent.

     1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

     1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, California 92121, on the second business day following


                                          1.

the date as of which each of the conditions set forth in Articles 5 and 6 has been fulfilled or waived or on such other date as may be mutually agreed upon by Parent and the Company (the "Closing Date"). Contemporaneously with or as soon as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") shall be filed with the office of the Secretary of State of the State of Delaware.
The Merger shall become effective at the time the Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time"), which shall be no later than the second business day following the date on which each of the conditions set forth in Articles 5 and 6 has been fulfilled or waived or on such other date as may be mutually agreed upon by Parent and the Company.

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation as of the Effective Time. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation as of the Effective Time. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals set forth on Exhibit C.

     1.5  CONVERSION OF SHARES.

          (a) At the Effective Time, by virtue of the Merger (and without any action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (the "Company Stockholders")):

               (i) each share of the common stock, $.01 par value per share, of the Company ("Company Common Stock") and each share of the 6% Series A Convertible Preferred Stock, $.01 par value per share, of the Company ("Company Preferred Stock") then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (ii) each share of Company Common Stock and Company Preferred Stock then held by Parent or Merger Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

               (iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(c) and 1.5(d), each share of Company Common Stock then outstanding shall be converted into the right to receive (A) one share of the common stock, $.01 par value per share, of Parent ("Parent Common Stock"), multiplied by (B) the Exchange Ratio (as defined in Section 1.5(b)(ii)); and

               (iv) each share of the common stock, par value $.01 per share, of Merger Sub then outstanding shall remain outstanding.


                                          2.

          (b)  For purposes of this Agreement:

               (i) The term "Total Merger Shares" shall mean the whole number of shares of Parent Common Stock equal to (A) $33,221,235, divided by (B) $6.85, which shall initially equal 4,849,815; PROVIDED, HOWEVER, that in the event the average closing price of the Parent's Common Stock as reported on the Nasdaq National Market System (the "Nasdaq NMS") for the fifteen (15) trading days ending the second day prior to the day of the Parent Stockholders' Meeting (as defined in Section 4.10(a)) called for the purpose of approving the Merger (the "Closing Price") is more than $7.88, then Total Merger Shares shall equal
(x) $38,204,420, divided by (y) the Closing Price.

               (ii) The term "Exchange Ratio" shall mean a fraction (as may be adjusted in accordance with Section 1.5(c)) equal to (A) the Total Merger Shares divided by (B) the number of Outstanding Shares (as defined in Section 1.5(b)(iii)) outstanding immediately prior to the Effective Time.

               (iii) The term "Outstanding Shares" shall mean, at the Effective Time, the sum of (A) the total number of outstanding shares of Company Common Stock, and (B) the total number of shares of Company Common Stock into which all outstanding Company Preferred Stock is then convertible in accordance with the Company Certificate of Incorporation.

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock, cash or property dividend or distribution, stock split, reverse stock split, reclassification, recapitalization, or similar transaction, then the Exchange Ratio shall be appropriately adjusted.

          (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Common Stock or Company Preferred Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing sales price of a share of Parent Common Stock as quoted on the Nasdaq NMS on the Closing Date (and if such day is not a trading day, then the trading day immediately preceding the Closing Date).

     1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time (a) all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and holders of certificates representing shares of Company Common Stock or Company Preferred Stock shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate

                                          3.

previously representing any of such shares of Company Common Stock or Company Preferred Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in 1.7(a)) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and exchanged as provided in Section 1.7.

     1.7  EXCHANGE OF COMPANY STOCK CERTIFICATES.

          (a) Prior to the Closing Date, Parent shall select ChaseMellon Shareholder Services or another reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the number of shares of Parent Common Stock to be issued to the Company Stockholders in the Merger and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively herein as the "Exchange Fund."

          (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the registered holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.5(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, (i) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1, and
(ii) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Article 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with


                                          4.

this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (d) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company as of the date 270 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for payment of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Common Stock, Company Preferred Stock or Parent Common Stock with respect to any shares (or dividends or distributions with respect thereto) or cash amounts comprising the Exchange Fund which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 STOCK OPTIONS. Parent shall not assume any option to purchase capital stock of the Company outstanding at the Effective Time under any stock option plan or agreement of the Company. The Company has delivered to Parent a list of all options to purchase capital stock of the Company outstanding under stock option plans and agreements of the Company (the "Company Options"). Under the terms (as in effect as of the date hereof) of each stock option plan under which any Company Option was issued and each stock option agreement by which any Company Option is evidenced, as applicable, in connection with the Merger, all outstanding Company Options shall automatically accelerate and become fully exercisable for all of the shares of Company Common Stock subject to such Company Options and, to the extent such Company Options are not exercised prior to the Effective Time, shall terminate and cease to remain outstanding immediately after the Effective Time. The Company shall take all action that may reasonably be necessary (under the stock option plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 1.8.

     1.9 WARRANTS. At the Effective Time, Parent shall assume each warrant to purchase Company Common Stock then outstanding as set forth on a list delivered to Parent (the "Company Warrants") in accordance with the terms (as in effect as of the date hereof) of such Company Warrants. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price, being payable for any fraction of a share), (c) the per share exercise price under each such Company Warrant shall be equal to the per share exercise price under such Company Warrant divided by the Exchange Ratio, rounding up to the nearest cent and (d) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 1.9 and


                                          5.

to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided herein.

     1.10 STOCK SUBJECT TO CONDITIONS. If any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock purchase agreement, restriction agreement or other agreement with the Company, then (unless such condition terminates by virtue of the Merger pursuant to the express terms of such agreement) the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock or Company Preferred Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates evidencing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement intend this Agreement to be treated as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "purchase."

     1.13 FURTHER ACTION. If at any time after the Effective Time any further action is determined by Parent to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession of and to all assets, property, rights, privileges, immunities, powers and franchises of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

                                      ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent dated and signed as of the date of this Agreement by the President of the Company (the "Company Disclosure Schedule"):

     2.1  ORGANIZATION; SUBSIDIARIES; CAPITALIZATION.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to (i) own and use its assets in the manner in which its assets are currently owned and used, (ii) to carry on its business as presently conducted, and (iii) to perform all of its obligations under all Company Contracts. The Company does not own or hold, directly or indirectly, any debt or equity securities of, or have any other interest in, any Entity, and the Company has not entered into any Contract or otherwise become obligated to acquire any such interest.


                                          6.

          (b) The Company is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on the Company.

          (c) As of the date of this Agreement, the authorized capital stock of the Company consists of: 40,000,000 shares of Company Common Stock, par value $.01 per share, of which, 7,887,300 shares are issued and outstanding; and 2,000,000 shares of preferred stock, par value $.01 per share, of which 333 shares have been designated as 6% Series A Convertible Preferred Stock, 333 of which are issued and outstanding. All the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable and were issued in compliance with all state and federal securities laws and all requirements set forth in applicable Contracts. None of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to (i) any preemptive right, right of participation, right of maintenance or any similar right, or (ii) any right of first refusal in favor of any Person. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock.

          (d) As of the date of this Agreement, the Company has outstanding Company Options to purchase a total of 1,581,042 shares of Company Common Stock (minus any Company Options exercised on the date hereof), and outstanding Company Warrants to purchase a total of 1,088,896 shares of Company Common Stock (minus any Company Warrants exercised on the date hereof). Part 2.1(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to the Company Options: (i) the name of each optionee; (ii) the number of shares of Company Common Stock subject to each Company Option; (iii) the date of grant; (iv) the exercise price; (v) the applicable vesting schedule(s); and
(vi) the particular plan, if any, pursuant to which such Company Option was granted. Part 2.1(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each option plan and agreement under which the Company Options have been granted, and the Company has delivered to Parent complete and accurate copies of all such plans. Part 2.1(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to the Company Warrants: (i) the number of shares of Company Common Stock issuable upon exercise; (ii) the exercise price per share; and (iii) the expiration date of each Company Warrant. All outstanding Company Options have been issued under and are evidenced by a stock option agreement identical to that form of stock option agreement attached hereto as Exhibit D, except with respect solely to the name of the optionee, the grant date, the number of shares subject to the Company Option, the vesting schedule and the exercise price.

          (e) Except as set forth above, as of the date of this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of the Company, or obligating the Company or, to the Company's knowledge, any other Person, to issue, transfer or sell any shares of the capital stock or other securities of the


                                          7.

Company, (iii) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of the Company, and (iv) there is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (f)  The Company does not own any Parent Common Stock.

          (g) Complete and accurate copies of the Certificate of Incorporation, including any Certificate of Designation (collectively the "Company Certificate of Incorporation") and Bylaws (or comparable charter documents), each as amended to date, of the Company are filed as exhibits to the Company SEC Documents (as defined in Section 2.2(a)) and have been delivered to Parent.

     2.2  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) The Company has delivered to Parent a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") on or after December 31, 1995 (the "Company SEC Documents"), which are all the forms, reports and documents required to be filed by the Company with the SEC since December 31, 1995. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the published requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents and the set of the Company's unaudited interim financial statements as of and for the three-month period ended March 31, 1998 including the Company's unaudited balance sheet as of March 31, 1998 (the "March 1998 Balance Sheet") that are attached to the Company Disclosure Schedule (collectively, the "Company Financial Statements")
(i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that the unaudited interim financial statements included in the Company Financial Statements are subject to normal year-end audit adjustments which were not or are not expected to be material in amount and do not contain footnotes), and (iii) fairly presented the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

          (c) The unaudited bi-weekly financial statements to be delivered to Parent pursuant to Section 4.4(a)(v) will be prepared in a manner consistent with the basis on which the Company Financial Statements were prepared and will fairly present the financial position of the Company as at the respective dates thereof and the results of operations and cash flows of the


                                          8.

Company for the periods indicated, except that the unaudited bi-weekly financial statements will be subject to normal year-end audit adjustments and will not contain footnotes.

          (d) The Company has previously furnished to Parent a complete and accurate copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (e) The Company has no Liabilities, except for (i) any Liabilities which are set forth in the March 1998 Balance Sheet or disclosed in the notes included in the Company Financial Statements, (ii) any Liabilities which were incurred after March 31, 1998 in the ordinary course of business consistent with past practice and do not exceed in the aggregate $50,000, or (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) any damage, destruction or loss of any of the assets of the Company, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company,
(c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.4(b)(ii), (vi), (viii), (ix),
(x), (xi), (xii) or (xvi) if it were to occur or be effected between the date of this Agreement and the Effective Time or (d) any declaration, accrual, set aside or payment of any dividend or distribution by the Company.

     2.4  TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Authority on or before the Closing Date (i) have been or will be filed on or before the applicable due date (including any extensions of such due date that expire prior to the Closing Date), and
(ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company's Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date except for amounts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) To the knowledge of the Company, the Company Financial Statements and the financial statements to be delivered to the Company pursuant to Section 4.4(a)(v) fully accrue all Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves reasonably adequate for the payment of all Taxes through the Closing Date, except for amounts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened against or with respect to the Company in respect of any Tax.


                                          9.

There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (d) To the knowledge of the Company, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
Section 162 of the Code. The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.5  PROPRIETARY ASSETS.

          (a) The Company owns, or licenses or otherwise possess legally enforceable rights to use, all Proprietary Assets that are owned by the Company, or licensed to or otherwise used in the Company's business as currently conducted (the "Company Proprietary Assets"), except to the extent that the failure to have such rights has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b) Part 2.5(b) of the Company Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names, service marks and copyrights, and all applications with respect therefor, included in the Company Proprietary Assets, including the jurisdictions in which each such Company Proprietary Asset has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any Person is authorized to use any Company Proprietary Asset, (iii) all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which it is authorized to use any Proprietary Asset held or used by a third party (other than "shrink wrap" licenses with respect to commercially available software programs costing less than $10,000) ("Third Party Proprietary Assets"), and (iv) a description of any Company Proprietary Asset not disclosed under clauses (i), (ii) and (iii) above.

          (c) To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Proprietary Asset, or any Third Party Proprietary Asset to the extent licensed by or through the Company by any third party, including any employee or former employee of the Company, except such as would not have a Material


                                         10.

Adverse Effect on the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Company Proprietary Asset.

          (d) The Company is not, and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to any Company Proprietary Asset or Third Party Proprietary Asset, except for such breaches that would not have a Material Adverse Effect on the Company.

          (e) All patents, registered trademarks, registered service marks or copyright registrations owned by the Company are valid and subsisting. Except for actions which would not reasonably be expected to have a Material Adverse Effect on the Company, the Company (i) is not a party to any Legal Proceeding which involves a claim of infringement of any Third Party Proprietary Asset and
(ii) has not brought any Legal Proceeding for infringement of any Company Proprietary Asset or breach of any license or agreement involving a Company Proprietary Asset against any third party, which action is continuing. To the Company's knowledge, the manufacture, marketing, licensing or sale of any Company Proprietary Asset or products does not infringe any Third Party Proprietary Asset.

          (f) The Company has secured agreements with all consultants and employees who prior to the date of this Agreement contributed to the creation or development of any Company Proprietary Asset of the rights to such contributions that the Company does not already own by operation of law in the form attached hereto as Exhibit E.

          (g) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Company Proprietary Assets not otherwise protected by patents, patent applications or copyrights ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to any third party has been pursuant to the terms of a written agreement between the Company and such third party, and all use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

     2.6  CONTRACTS.

          (a) Except as identified as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 or as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, the Company is not a party to, or bound by, any Material Company Contract. For purposes of this Agreement, a "Material Company Contract" shall be deemed to be any Contract filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 or as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and any Contract:

               (i) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor in excess of $75,000 per year;


                                         11.

               (ii) restricting in any manner the Company's right or ability to (A) compete with any other Person, (B) acquire or transfer any product, technology or other asset from or to any other Person, or (C) develop or distribute any Company Proprietary Asset;

               (iii) that (A) provides for the receipt or expenditure by the Company of cash or other consideration in excess of $25,000; (B) relates to the performance of services by or on behalf of the Company having a value in excess of $25,000; (C) was entered into outside the ordinary course of business; or
(D) is material and cannot be terminated by the Company without penalty with 30 days notice or less;

               (iv) relating to the acquisition, issuance or transfer of any securities;

               (v) creating or relating to the creation of any Encumbrance with respect to any of the Company Proprietary Assets or other assets having a value in excess of $25,000;

               (vi) involving or incorporating any guaranty, pledge, performance, completion bond, indemnity or contribution or surety arrangement; or

               (vii) creating or relating to any partnership, joint venture, research or development collaboration, license agreement, or any other Contract by which the Company is obligated or has the right to share any revenues, profits, losses, costs or Liabilities.

          (b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all Material Company Contracts are in full force and effect and are enforceable against the Company and, to the Company's knowledge, are enforceable against the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. The Company has not breached, nor has the Company received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under any of the Material Company Contracts and, to the Company's knowledge, (i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Material Company Contracts, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any Material Company Contract or give any Person the right to cancel, terminate or modify any Material Company Contract. To the Company's knowledge, the Company's relationship with each other party under a Material Company Contract, including, without limitation, Rhone-Poulenc Rorer, Schering-Plough, Merck and Onyx Pharmaceuticals, Inc., is good. To the Company's knowledge, no party to a Material Company Contract currently in effect has given notice to the Company of intent to terminate such Material Company Contract in a way that would have a Material Adverse Effect on the Company. The Company has provided to Parent or Parent's counsel true and complete copies of each of the Material Company Contracts. Consummation of the transactions contemplated by this Agreement and each other


                                         12.

agreement to be entered into by the Company in connection herewith will not (and will not give any Person a right to) cancel, terminate or modify any material rights of, or accelerate or increase any material obligation of, the Company under any Material Company Contract.

          (c) The Company possesses all material Governmental Authorizations which are required in order to operate its business as presently conducted, and the Company is in compliance in all material respects with all such Governmental Authorizations. Each such Governmental Authorization is identified in Part 2.6(c) of the Company Disclosure Schedule. Each such Governmental Authorization is valid and in full force and effect and will remain so until consummation of the transactions contemplated by this Agreement, except where the failure to comply would not have a Material Adverse Effect on the Company.

          (d) Part 2.6(d) of the Company Disclosure Schedule sets forth a list of all claims made or, to the Company's knowledge, threatened against the Company under each Material Company Contract presently or heretofore in effect to the extent such claims, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

     2.7  EMPLOYEES; BENEFIT PLANS.

          (a) Part 2.7(a) of the Company Disclosure Schedule identifies each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, consultant, officer or director of the Company (other than those plans, programs and agreements disclosed in the Company SEC Documents and other than the Company's 401(k) profit sharing plan).

          (b) Except as set forth in Part 2.7(a) of the Company Disclosure Schedule (and except for the Company's 401(k) profit sharing plan), the Company does not maintain, sponsor or contribute to, and has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of the Company.

          (c) Each of the plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

          (d) Except as disclosed in the Company SEC Documents, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of the Company (whether or not under any plan), or materially increase the


                                         13.

benefits payable under any plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (e) The Company is in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

     2.8 LITIGATION. There is no Legal Proceeding pending or, to the Company's knowledge, threatened by or before any court or Governmental Authority that involves the Company or any of the assets owned or used by the Company. The Company is not a party to any decree, order, writ, injunction, judgment or arbitration award (or agreement entered into in any Legal Proceeding) with respect to its properties, assets, personnel or business activities.

     2.9  PROPERTIES.

          (a) Part 2.9(a) of the Company Disclosure Schedule sets forth each lease of real and personal property to which the Company is a party (the "Leases"). The Company has previously delivered to Parent complete and accurate copies of all the Leases. Each of the Leases is valid, binding and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. The Company has not breached, nor has the Company received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under any of the Leases and, to the Company's knowledge,
(i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Leases, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any of the Leases or give any Person the right to cancel, terminate or modify any of the Leases. The Company does not own any real property.

          (b) The Company has, and at all times since June 1, 1995, has continuously had, in effect fire, casualty, property, comprehensive general liability including product/completed operations and contractual liability coverage, and directors and officers insurance policies, with extended coverage (subject to deductibles), sufficient to allow the Company to replace any of its properties that might be damaged or destroyed, and reasonably adequate to protect it and its financial condition against the risks involved in the business conducted by it. Part 2.9(b) of the Company Disclosure Schedule lists all such policies. The Company has not done anything by way of action or inaction which might invalidate any of such policies in whole or in part and the Company has not received any notice or other indication that any such policies would be cancelled or that any such policies were no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder.


                                         14.

     2.10 ENVIRONMENTAL MATTERS. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior
owner or the Company is not in compliance with any Environmental Law.   To the
knowledge of the Company, all property that is leased to, controlled by or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. For purposes of this
Section 2.10: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     2.11 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.12 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.12 of the Company Disclosure Schedule identifies each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of the Company ("Company Affiliates"), as of the date of this Agreement.

     2.13 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock and the affirmative vote of the holders of shares of the Company Preferred Stock (calculated on an as-converted basis), voting as separate classes, outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") are the only votes of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

     2.14 COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement and the Merger in accordance with the provisions of Section 251 of the DGCL, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the stockholders of the Company and directed that the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, (d) taken all necessary steps to render
Section 203 of the DGCL inapplicable to the Merger and the other transactions contemplated by this Agreement


                                         15.

and (e) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the other transactions contemplated by this Agreement.

     2.15 FAIRNESS OPINION. The Company's Board of Directors has received the written opinion of Hambrecht & Quist, financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the Company Stockholders is fair to the Company Stockholders from a financial point of view and such written opinion has not been withdrawn or otherwise modified by Hambrecht & Quist. The Company has furnished an accurate and complete copy of said written opinion to Parent.

     2.16 FINANCIAL ADVISOR. The Company represents and warrants that, except for Hambrecht & Quist, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. A copy of the Company's agreement with Hambrecht & Quist has been delivered to Parent.

     2.17 ENFORCEABILITY. The Company has all requisite corporate power and authority to execute, deliver and, subject to obtaining requisite stockholder approval, to perform its obligations under this Agreement and all other agreements, documents and instruments contemplated hereby to which it is or will become a party. The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the Company to authorize any of such agreements, documents or instruments and no such corporate proceedings (other than the approval of the Company Stockholders) are necessary to enable the Company to consummate the Merger or any of the other transactions contemplated by this Agreement. All agreements, documents and instruments to be executed in connection with the Merger (a) have been (or will be) duly executed and delivered by duly authorized officers of the Company and
(b) constitute (or, when executed by the Company, will constitute) legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

     2.18 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required by the Exchange Act, the Securities Act, state securities or blue sky laws, the DGCL, and the NASD bylaws and the rules and regulations of the American Stock Exchange (as they relate to the S-4 Registration Statement and the Prospectus/Joint Proxy Statement), there is no requirement applicable to the Company to make any filing with, or to obtain any permit, authorization, or Consent of, any Governmental Authority as a condition to the consummation of the Merger or any of the other transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company nor the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement will
(a) violate the Certificate of


                                         16.

Incorporation or Bylaws of the Company, (b) result in a default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of the Company or materially alter the rights or obligations of any third party under, or require the Company to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Material Company Contract, (c) result in the creation of any material (individually or in the aggregate) Encumbrance on any of the assets of the Company or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to the Company or any of its assets, which conflict or violation has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     2.19 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in, all assets reflected on the March 1998 Balance Sheet. All of said assets are owned or leased by the Company free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or would not have a Material Adverse Effect on the Company, (c) liens described in
Part 2.19 of the Company Disclosure Schedule, and (d) Liabilities reflected in the March 1998 Balance Sheet.

     2.20 COMPANY PREFERRED STOCK CONVERSION. Each share of the Company Preferred Stock is convertible in accordance with the Company Certificate of Incorporation and each of the holders of Company Preferred Stock has entered into an agreement with the Company confirming such conversion.

     2.21 NO EXISTING DISCUSSIONS. On the date hereof, neither the Company, nor any Representative of the Company, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     2.22 STOCK OPTIONS. Under the terms (as in effect as of the date hereof) of each stock option agreement by which any Company Option is evidenced, in connection with the Merger, all outstanding Company Options shall automatically accelerate and become fully exercisable for all of the shares of Company Common Stock subject to such Company Options and, to the extent such Company Options are not exercised prior to the Effective Time, shall terminate and cease to remain outstanding immediately after the Effective Time.

     2.23 WAIVER. The holders of the Company Preferred Stock have waived their right to purchase shares of 6% Series B Convertible Preferred Stock of the Company and their right to require the Company to redeem any of the outstanding shares of Company Preferred Stock.

     2.24 DISCLOSURE.

          (a) The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original, as such documents may have been amended to date.


                                         17.

          (b) The Company has timely filed all required forms, reports and documents required to be filed with the SEC and the American Stock Exchange.

          (c) None of the representations and warranties of the Company contained in Article 2 of this Agreement or in any other Article of this Agreement or the information disclosed in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 registration statement to be filed with the SEC by Parent in connection with the issuance of the Merger Shares (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Prospectus/Joint Proxy Statement, will, at the time the Prospectus/Joint Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent, at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made about the Parent or Merger Sub or based on information supplied by Parent or Merger Sub or any of their representatives which is contained in the S-4 Registration Statement or the Prospectus/Joint Proxy Statement. The Prospectus/Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

                                      ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement or in the disclosure schedules delivered by Parent to the Company dated and signed as of that date of this Agreement by an executive officer of Parent (collectively, the "Parent Disclosure Schedule"):

     3.1  ORGANIZATION.

          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to
(i) own and use its assets in the manner in which its assets are currently owned and used, and (ii) to carry on its business as presently conducted. Except for Merger Sub, Parent has no subsidiaries.


                                         18.

          (b) Each of Parent and Merger Sub is qualified to do business as a foreign corporation and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent or Merger Sub.

          (c) As of the date of this Agreement, the authorized capital stock of Parent consists of: 60,000,000 shares of Parent Common Stock, $.01 par value, 14,669,844 shares of which are issued and outstanding; and 10,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. As of the date of this Agreement, Parent had outstanding options to purchase a total of 2,135,821 shares of Parent Common Stock (minus any Parent Options exercised on the date hereof) under the 1997 Equity Incentive Plan and 2,840,642 shares of Parent Common Stock are reserved for future grant under the 1997 Equity Incentive Plan. As of the date of this Agreement, warrants to purchase 93,687 shares of Parent Common Stock (minus any Parent Warrants exercised on the date hereof) were outstanding. Except as set forth above and except for 125,000 shares of Parent Common Stock reserved for issuance pursuant to Parent's Non-employee Directors' Stock Option Plan, 7,500 of which are issued and outstanding, and 250,000 shares of Parent Common Stock reserved for issuance pursuant to Parent's Employee Stock Purchase Plan, no shares of which have been issued and are outstanding and 250,000 shares of which remain available for purchase, there are no shares of capital stock of Parent authorized, issued or outstanding or any outstanding subscriptions, options, warrants, stock appreciation rights, calls, rights, convertible securities or other securities convertible into, exchangeable for, or evidencing the right to subscriber for, any shares of capital stock of Parent. All the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to (i) any preemptive right, right of participation, right of maintenance or any similar right, or (ii) any right of first refusal in favor of any Person.

          (d) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 10,000 shares of Common Stock, par value $.01 per share, 100 of which are issued and outstanding and are held beneficially and of record by Parent.

          (e) Except as set forth above, as of the date of this Agreement, (i) there are no shares of capital stock of Parent authorized, issued or outstanding, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation right plans, calls, rights, convertible securities, stockholder rights plans (or similar plans commonly referred to as "poison pills") or other agreements or commitments of any character relating to issued or unissued capital stock or other securities of Parent, or obligating Parent or, to Parent's knowledge, any other Person, to issue, transfer or sell any shares of the capital stock or other securities of Parent, (iii) there are no other outstanding securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the capital stock or other securities of Parent, and (iv) there is no condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

          (f) Complete and accurate copies of the Certificate of Incorporation and Bylaws of Parent, and Parent's 1997 Equity Incentive Plan, 1997 Non-employee Directors' Stock Option Plan and Employee Stock Purchase Plan, each as amended to date, are filed as


                                         19.

exhibits to the Parent SEC Documents (as defined in Section 3.2(a)) and have been delivered to the Company. Complete and accurate copies of the Certificate of Incorporation and Bylaws of Merger Sub have been delivered to the Company.

     3.2  SEC FILINGS; FINANCIAL STATEMENTS.

          (a) Parent has made available to the Company a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after November 21, 1997 (the "Parent SEC Documents"), which are all the forms, reports and documents required to be filed by Parent with the SEC since November 21, 1997, the date of Parent's initial public offering of its Common Stock. As of the time it was filed with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the published requirements of the Securities Act or the Exchange Act, as the case may be; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except that the unaudited interim financial statements are subject to normal year-end audit adjustments which were not, or are not, expected to be material in amount and do not contain footnotes), and (iii) fairly presented the financial position of Parent as at the respective dates thereof and the results of operations and cash flows for the periods indicated.

          (c) Parent has previously furnished to the Company a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that are required to be filed to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) Parent has no Liabilities, except for (i) any Liabilities set forth in Parent's unaudited financial statements (including the notes thereto) filed with the SEC as part of Parent's quarterly report on Form 10-Q for the quarter ended March 31, 1998, (ii) any Liabilities which were incurred after March 31, 1998 in the ordinary course of business consistent with past practice, or (iii) other Liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

     3.3 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, there has not been (a) any change, or any development or combination of developments that has had or would reasonably be expected to have a Material Adverse Effect on Parent, (b) any damage, destruction or loss, whether or not covered by insurance which has had or would reasonably be expected to have a Material Adverse Effect on Parent and (c) any declaration, accrual, set aside or payments of any dividend or distribution by Parent.


                                         20.

     3.4  TAX MATTERS.

          (a) All Tax Returns required to be filed by or on behalf of Parent with any Governmental Authority on or before the Closing Date (i) have been or will be filed on or before the applicable due date (including any extensions of such due date that expire prior to the Closing Date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on Parent's Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date except for amounts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

          (b) To the knowledge of Parent, the Parent Financial Statements fully accrue all Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves reasonably adequate for the payment of all Taxes through the Closing Date, except for amounts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

          (c) No claim or Legal Proceeding is pending or, to the knowledge of Parent, has been threatened against or with respect to Parent in respect of any Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable. Parent has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Parent has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (d) To the knowledge of Parent, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
Section 162 of the Code. Parent is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     3.5 LITIGATION. There is no Legal Proceeding pending or threatened by or before any court or Governmental Authority that involves Parent or any of the assets owned or used by Parent. Parent is not a party, as of the date of this Agreement, to any decree, order or arbitration award (or agreement entered into in any Legal Proceeding with any Governmental Authority) with respect to its property, assets, personnel or business activities.


                                         21.

     3.6 COMPLIANCE WITH LEGAL REQUIREMENTS. Parent is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

     3.7 VALID ISSUANCE. The shares of Parent Common Stock to be issued to the Company Stockholders in the Merger, when issued by Parent pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable federal and state securities laws and will be issued free and clear of any lien, pledge, security interest, encumbrance, claim or equitable interest, and no preemptive right, right of first refusal, registration right or other similar right of stockholders exists with respect to such shares or the issuance thereof or the inclusion thereof in the S-4 Registration Statement.

     3.8 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Stockholders' Meeting (the "Required Parent Stockholder Vote") is the only vote of the holders of any class or series of Parent's capital stock necessary to adopt and approve this Agreement, the Merger and the transactions contemplated by this Agreement.

     3.9 PARENT ACTION. The Board of Directors of Parent (at a meeting duly called and held) has (a) unanimously determined that the Merger is in the best interests of Parent and its stockholders, (b) unanimously approved this Agreement and the Merger in accordance with the provisions of Section 251 of the DGCL, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the stockholders of Parent and directed that the Merger be submitted for consideration by Parent's stockholders at the Parent Stockholders' Meeting, and (d) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the other transactions contemplated by this Agreement.

     3.10 FAIRNESS OPINION. Parent's Board of Directors has received the written opinion of Furman Selz LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Merger is fair to Parent from a financial point of view and such written opinion has not been withdrawn or otherwise modified by Furman Selz LLC. Parent has furnished an accurate and complete copy of said written opinion to the Company.

     3.11 FINANCIAL ADVISOR. Parent represents and warrants that, except for Furman Selz LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement.

     3.12 ENFORCEABILITY. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and, subject to obtaining requisite stockholder approval, to perform its obligations under this Agreement and all other agreements, documents and instruments contemplated hereby to which it is or will become a party. The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary for


                                         22.

Parent or Merger Sub to authorize any of such agreements, documents or instruments and no such corporate proceedings (other than the approval of Parent's stockholders) are necessary to enable Parent or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement. All agreements, documents and instruments to be executed in connection with the Merger (a) have been (or will be) duly executed and delivered by duly authorized officers of Parent and Merger Sub and (b) constitute (or, when executed by Parent and Merger Sub, will constitute) legal, valid and binding obligations of Parent and Merger Sub enforceable against it in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

     3.13 GOVERNMENTAL CONSENT; NO CONFLICTS. Except as may be required by the Exchange Act, the Securities Act, state securities or blue sky laws, the DGCL, and the NASD bylaws (as they relate to the S-4 Registration Statement and the Prospectus/Joint Proxy Statement), there is no requirement applicable to Parent or Merger Sub to make any filing with, or to obtain any permit, authorization, or Consent of, any Governmental Authority as a condition to the consummation by Parent and Merger Sub of the Merger. Neither the execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated by this Agreement will
(a) violate the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, (b) result in a default (or with notice or lapse of time would result in a default) under, or materially impair the rights of Parent or Merger Sub or materially alter the rights or obligations of any third party under, or require Parent or Merger Sub to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license agreement, lease or other contract, instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, (c) result in the creation of any material (individually or in the aggregate) Encumbrance on any of the assets of Parent or Merger Sub or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to Parent or Merger Sub or any of their respective assets, which conflict or violation has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

     3.14 DISCLOSURE.

          (a) The copies of all documents furnished by Parent pursuant to the terms of this Agreement are complete and accurate copies of the original, as such documents may have been amended to date.

          (b) Parent has timely filed all required forms, reports and documents required to be filed with the SEC and the NASD.


                                         23.

          (c) None of the representations and warranties of Parent or Merger Sub contained in Article 3 of this Agreement or in any other Article of this Agreement or the information disclosed in the Parent Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (d) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Prospectus/Joint Proxy Statement will, at the dates mailed to the stockholders of Parent or the stockholders of the Company, at the time of the Parent Stockholders' Meeting or the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made about the Company or based on information supplied by the Company or any of its Representatives which is contained in the S-4 Registration Statement or the Prospectus/Joint Proxy Statement. The Prospectus/Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     3.15 INTERIM OPERATIONS OF MERGER SUB. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     3.16 PARENT CONTRACTS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, the contracts between Parent and each of Japan Tobacco Inc., Procter & Gamble Pharmaceuticals, Inc. and N.V. Organon (collectively, the "Material Parent Contracts") are each in full force and effect and are enforceable against Parent and, to Parent's knowledge, are enforceable against the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. Parent has not breached, nor has Parent received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under any of the Material Parent Contracts and, to Parent's knowledge, (i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Material Parent Contracts, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any


                                         24.

Material Parent Contract or give any Person the right to cancel, terminate or modify any Material Parent Contract. To Parent's knowledge, Parent's relationship with each other party under a Material Parent Contract is good. To Parent's knowledge, no party to a Material Parent Contract currently in effect has given notice to Parent of intent to terminate such Material Parent Contract in a way that would have a Material Adverse Effect on Parent.

                                      ARTICLE 4

                           COVENANTS; ADDITIONAL AGREEMENTS

     4.1 PARENT ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access during normal business hours to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

     4.2 COMPANY ACCESS AND INVESTIGATION. During the Pre-Closing Period, Parent shall, and shall cause its Representatives to: (a) provide the Company and the Company's Representatives with reasonable access during normal business hours to Parent's and its Representatives', personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and (b) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

     4.3 CONFIDENTIALITY. The parties acknowledge that Parent and the Company have previously executed Confidentiality Agreements (the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect in accordance with their respective terms and which Confidentiality Agreements shall be applicable to any information obtained pursuant to this
Article 4.

     4.4  CONDUCT OF THE COMPANY'S BUSINESS.

          (a) During the Pre-Closing Period, the Company shall: (i) conduct its business and operations (A) in the ordinary course and consistent with past practices and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Company Contracts, except to the extent that the failure to be in compliance would not have a Material Adverse Effect on the Company; (ii) use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, landlords, creditors, collaborators, joint venture partners, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) keep in full force all insurance policies to which it


                                         25.

is a party as of the date of this Agreement; (iv) use reasonable efforts to provide all notices, assurances and support required by any Company Contract relating to any material Company Proprietary Asset in order to ensure that no condition under such Company Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure of any material Company Proprietary Asset; (v) provide to Parent bi-weekly updates of the Company's financial position in an amount of detail reasonably satisfactory to Parent, and
(vi) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company's business including any corporate partnership discussions or other discussions with respect to any collaborations between the Company and third parties, and will provide regular status reports of such discussions.

          (b) During the Pre-Closing Period, the Company shall not, without Parent's prior written consent:

               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any capital stock (other than any dividend required to be paid pursuant to the terms of the Company Certificate of Incorporation on the Company Preferred Stock);

               (ii) repurchase, redeem or otherwise acquire any capital stock or other securities of the Company (other than any redemption of Company Preferred Stock in accordance with the Company Certificate of Incorporation);

               (iii) sell, issue, grant or authorize the grant of any shares of capital stock of the Company or any securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (except that the Company may issue Company Common Stock upon the exercise of Company Options and Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

               (iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any of the Company's stock option or other employee benefit plans or any outstanding option, warrant or other equity security of the Company;

               (v) amend the Company Certificate of Incorporation or Bylaws, adopt any stock purchase rights plan (or "poison pill") or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (vi) acquire (by purchasing any material portion of the capital stock or assets of or by any other means) any business or any Entity or division thereof;

               (vii) form any subsidiary or acquire any equity interest or other interest in any other Entity;

               (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except, in each case, for immaterial assets acquired, leased, licensed or disposed of by

                                         26.

the Company in the ordinary course of business and consistent with past practices), or waive any material provision;

               (ix) except pursuant to lines of credit (including that certain $2,000,000 line of credit evidenced by that certain Loan Agreement between Parent and the Company) and subject to credit limits in effect prior to the date of this Agreement in amounts not to exceed in the aggregate $10,000, incur any indebtedness for borrowed money, or issue or sell any debt securities or guarantee, endorse or otherwise become responsible for any obligation of any other Person;

               (x) make any loan or advance to any Person, other than travel and similar advances to employees in the ordinary course of business consistent with past practice;

               (xi) prepay any material claim, Liability or obligation, or pay, discharge or satisfy any material unliquidated or contingent Liability;

               (xii) enter into or amend any employment agreement, severance agreement, special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director, officer or employee of the Company, or establish, adopt or amend any employee benefit plan;

               (xiii) pay any bonus or make any profit-sharing or similar payment or change any compensation payable or to become payable to any of its directors, officers or employees (other than any adjustment to the salary of any non-exempt and exempt employee that is made in the ordinary course of business consistent with past practice or bonuses payable in accordance with existing bonus obligations or plans);

               (xiv) change any of the Company's methods of accounting or accounting practices in any material respect;

               (xv) except in the ordinary course of business consistent with past practice, enter into any material Contract or amend or terminate, or waive any material provision under, any Material Company Contract;

               (xvi)     make any capital expenditure in excess of $10,000;

               (xvii) make or fail to make any material election concerning the term, scope or termination of any real property Lease, or waive any material provision of any such Lease or enter into any new real property lease;

               (xviii)   commence, settle or compromise any Legal Proceeding;

               (xix) engage in any transaction with any stockholder, director, officer or employee other than in the ordinary course of business consistent with past practice;

               (xx) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practice; or

                                         27.

               (xxi) authorize or propose, or enter into any Contract contemplating, any of the items or actions set forth in clauses (i) through
(xx) above.

     4.5 CONDUCT BY PARENT. During the Pre-Closing Period, Parent shall not, without the prior written consent of the Company (i) declare, accrue, set aside or pay any dividend or any other distribution in respect of any shares of its capital stock, (ii) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, or (iii) amend or permit the adoption of any amendments to its Certificate of Incorporation or bylaws in a manner that would materially adversely affect the terms and provisions of the Parent Common Stock, or (iv) take, or agree in writing or otherwise to take, any of the foregoing actions.

     4.6 NOTIFICATION. During the Pre-Closing Period, each party hereto shall promptly notify the other party in writing of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 5 or Article 6 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on any of the parties. No notification given by any party pursuant to this
Section 4.6 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of such party contained in this Agreement.

     4.7  NO SHOP.

          (a) During the Pre-Closing Period, the Company shall not permit any Representative of the Company to, (i) solicit, initiate, or encourage the making, submission or announcement of any Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) subject to
Section 4.9(c), approve, endorse or recommend any Acquisition Proposal or
(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that: (A) nothing herein shall prohibit the Company's Board of Directors from disclosing to the Company Stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; (B) nothing herein shall prohibit the Company's Board of Directors from making any disclosure to the Company Stockholders, if, in the good faith judgment of the Board of Directors of the Company after consultation with its outside legal counsel, failure to so disclose would be inconsistent with applicable laws; and (C) the Company shall not be prohibited by this Section 4.7 from (x) furnishing nonpublic information regarding the Company to any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), or (y) entering into discussions with any Person in response to a Superior Offer that is submitted by such Person


                                         28.

(and not withdrawn) if, in either such case: (1) neither the Company nor any Representative of the Company shall have violated any of the restrictions set forth in this Section 4.7, (2) the Board of Directors of the Company believes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to avoid a substantial risk of liability with respect to its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing limitations no less restrictive than the limitations imposed on Parent pursuant to that certain Mutual Non-Disclosure Agreement dated as of January 27, 1998 between Parent and the Company, and (4) contemporaneously furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the
Company to Parent).   Without limiting the generality of the foregoing, the
Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.7 by the Company; PROVIDED, HOWEVER, that this sentence shall not limit the rights of any Representative who is a stockholder of the Company to freely vote his stock and to exercise all of his rights as a stockholder of the Company, subject to any contractual restrictions that may apply.

          (b) The Company shall promptly advise Parent orally and in writing of the receipt of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period or any inquiry relating to an Acquisition Proposal prior to the Effective Time.

          (c) Subject to Section 4.7(a), the Company shall immediately cease and cause to be terminated any discussions or negotiations with any parties existing as of the date of this Agreement and that relate to any Acquisition Proposal.

     4.8  REGISTRATION STATEMENT; PROSPECTUS/JOINT PROXY STATEMENT.

          (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the Prospectus/Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement (in which the Prospectus/Joint Proxy Statement will be included as a prospectus) and any other documents required by the Securities Act or Exchange Act to be filed in connection with the Merger; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Section 4.8(a), if (and to the extent) Parent and the Company so elect: (i) the Prospectus/Joint Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company and Parent under Section 14 of the Exchange Act (and not as a registration statement of Parent); (ii) until it is reasonably likely that the SEC will declare the S-4 Registration Statement (in which the Prospectus/Joint Proxy Statement will be included as a prospectus) effective under the Securities Act, all amendments to the Prospectus/Joint Proxy

                                         29.

Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company and Parent under Section 14 of the Exchange Act; and (iii) Parent shall not be obligated to file the S-4 Registration Statement (in which the Prospectus/Joint Proxy Statement will be included as a prospectus) with the SEC until it is reasonably likely that the SEC will promptly declare the S-4 Registration Statement effective under the Securities Act. Each of Parent and the Company shall use reasonable efforts to (A) cause the S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, (B) respond promptly to any comments of the SEC or its staff, (C) have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and (D) cause the Prospectus/Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company, its subsidiaries and its stockholders as may be required or reasonably requested in connection with any action contemplated by this
Section 4.8(a). Each of Parent and the Company shall (1) notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 Registration Statement or the Prospectus/Joint Proxy Statement or for additional information and (2) shall supply the other with copies of all correspondence with the SEC or its staff with respect to the S-4 Registration Statement or the Prospectus/Joint Proxy Statement. Neither Parent nor the Company shall file any amendment or supplement to the S-4 Registration Statement or the Prospectus/Joint Proxy Statement to which the other shall have reasonably objected. Whenever any event occurs that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Joint Proxy Statement, Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and shall cooperate in filing with the SEC or its staff, and, if appropriate, mailing to stockholders of Parent and the Company, such amendment or supplement.

          (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the shares of Parent Common Stock to be issued to the Company Stockholders in the Merger (i) will be qualified under the securities or "blue sky" law of every jurisdiction of the United States in which any registered stockholder of the Company has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger; provided, however, that Parent shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or to file a general consent to service of process in any jurisdiction, and (ii) will be approved for listing (subject to notice of issuance) at the Effective Time on the Nasdaq NMS.

     4.9  COMPANY STOCKHOLDERS' MEETING.

          (a) The Company shall take all action reasonably necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Common Stock and Company Preferred Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the S-4 Registration Statement is declared effective under the Securities Act. The Company will use reasonable efforts to ensure that, within 45 days after the S-4 Registration Statement is declared effective under the Securities Act,


                                         30.

the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company Stockholders in advance of a vote on the Merger and this Agreement, or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company will use reasonable efforts to hold the Company Stockholders' Meeting as soon as possible. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 4.9(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to the Merger.

          (b) Subject to Section 4.9(c): (i) the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company Stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

          (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and amending the Prospectus/Proxy Statement at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.7, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to avoid a substantial risk of liability with respect to its fiduciary obligations to the Company Stockholders under applicable law. Nothing contained in this Section
4.9 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

     4.10 PARENT STOCKHOLDERS' MEETING.

          (a) Parent shall take all action reasonably necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent


                                         31.

Common Stock to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held as promptly as practicable and in any event within 45 days after the S-4 Registration Statement is declared effective under the Securities Act. Parent will use reasonable efforts to ensure that, within 45 days after the S-4 Registration Statement is declared effective under the Securities Act, the Parent Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, Parent may adjourn or postpone the Parent Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Parent Stockholders in advance of a vote on the Merger and this Agreement, or, if as of the time for which the Parent Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders' Meeting. Parent will use reasonable efforts to hold the Parent Stockholders' Meeting as soon as possible.

          (b) (i) The Board of Directors of Parent shall recommend that the Parent's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Parent Stockholders' Meeting; (ii) the Prospectus/Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that the Parent's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Parent Stockholders' Meeting; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the Company, the recommendation of the Board of Directors of Parent that the Parent's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger.

     4.11 REGULATORY APPROVALS. The Company and Parent shall use reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Authority. The Company and Parent shall
(i) give each other prompt notice of the commencement of any Legal Proceeding by or before any court on Governmental Authority with respect to the Merger or any of the transactions contemplated by this Agreement, and (ii) keep each other informed as to the status of any such Legal Proceeding.

     4.12 ADDITIONAL AGREEMENTS.

          (a) Parent and the Company shall use reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party


                                         32.

in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by Parent or the Company, as the case may be, during the Pre-Closing Period.

          (b) The Company will use reasonable efforts to resolve all Legal Proceedings against the Company in a manner reasonably acceptable to Parent.

     4.13 DISCLOSURE. Except as otherwise required by applicable law, Parent and the Company shall keep confidential the existence, status and terms of the negotiations and agreements regarding the Merger. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or any of the other Transactions. Without limiting the generality of the foregoing, neither party shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure, or (b) such party shall have determined after consultation with its outside legal counsel that such disclosure is required by applicable law.

     4.14 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall cause to be delivered to Parent a letter of Arthur Andersen LLP, dated no more than two business days before the date on which the S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent accountants in connection with the registration statements similar to the S-4 Registration Statement.

     4.15 COMPANY AFFILIATE AGREEMENTS. The Company shall use reasonable efforts to cause each Person who becomes a Company Affiliate after the date of this Agreement to execute and deliver to Parent, on or prior to the Effective Time, an affiliate agreement in the form of Exhibit F attached hereto (the "Company Affiliate Agreement").

     4.16 TAX MATTERS. At or prior to the Closing, Parent and the Company shall execute and deliver to Parent's counsel and to the Company's counsel tax representation letters in customary form. Parent and the Company shall use reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code.

     4.17 EMPLOYMENT OR CONSULTING AGREEMENT AND NONCOMPETITION AGREEMENT. The Company shall use reasonable efforts to cause to be executed and delivered to Parent employment agreements or consulting agreements, as applicable, between Parent and those Persons identified on Exhibit G.

     4.18 EMPLOYEE BENEFITS. Parent intends to maintain or cause the Surviving Corporation to maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of the Company which are substantially similar to those benefits provided for Parent's employees, including, without limitation, any of the following benefit plans maintained by Parent: medical/dental/vision care, life insurance, disability income, sick pay,


                                         33.

holiday and vacation pay, 401(k) plan coverage, Section 125 benefit arrangements, bonus profit-sharing or other incentive plans, pension or retirement programs, dependent care assistance, severance benefits, and employee stock option and stock purchase plans, to the extent the Company employees meet the eligibility requirements for each such plan or program. To the extent permitted and commercially practicable under applicable plans and laws, Parent intends that the Company's employees (i) shall be given credit, for purposes of any service requirements for participation, for their period of service with the Company prior to the Closing Date, and (ii) shall also, with respect to any Parent plans or programs which have co-payment, deductible or other co-insurance features, receive credit for any amounts such employees have paid to date in 1998 in co-payments, deductibles or co-insurance under comparable programs maintained by Company prior to the date hereof. In addition, Parent intends that, to the extent permitted and commercially practicable under the Company's medical/health plans, no Company employee who participates in any medical/health plan of Company at the Closing date shall be denied coverage under Parent's medical/health plan by reason of any pre-existing condition exclusions.

     4.19 INDEMNIFICATION.

          (a) From and after the Effective Time, Parent will, or Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof (the "Indemnified Parties") and any indemnification provisions under the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) From the Effective Time until the sixth anniversary thereof, Parent shall, or Parent shall cause the Surviving Corporation to, maintain in effect, for the benefit of the current directors and officers of the Company with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); PROVIDED, HOWEVER, that (i) Parent or the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of the amount of the last annual premium paid by the Company prior to the date of this Agreement for the Existing Policy, which amount was $119,500 (the "Past Premium Amount"). In the event any future annual premium for the Existing Policy (any substitute policies) exceeds the Past Premium Amount, Parent or the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Past Premium Amount.

          (c) This Section 4.19 shall survive the consummation of the Merger, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification


                                         34.

pursuant hereto and each such person's or entity's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     4.20 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     4.21 BLUE SKY LAWS. Parent shall take such steps as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company shall use its reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

     4.22 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use reasonable efforts to obtain and deliver to Parent prior to the Closing the written resignation of each officer and director of the Company.

                                      ARTICLE 5

             CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     5.1  REPRESENTATIONS AND WARRANTIES ACCURATE.

          (a) Without limiting the effect or independence of the conditions set forth in Sections 5.1(b) and 5.1(c), the representations and warranties of the Company contained in Sections 2.1(c), 2.1(d) and 2.1(e) shall have been accurate in all respects as of the date of this Agreement (it being understood that for purposes of determining the accuracy of the representations and warranties of the Company contained in Sections 2.1(c), 2.1(d) and 2.1(e) with respect to the fully-diluted capitalization of the Company (A) such representations and warranties shall be deemed to have been accurate as long as the actual fully-diluted capitalization of the Company does not exceed the fully-diluted capitalization of the Company as represented in Sections 2.1(c), 2.1(d) and 2.1(e) by more than 15,000 shares of Company Common Stock, (B) changes in the number of outstanding shares of Company Common Stock resulting solely from the conversion of the Company Preferred Stock shall be disregarded and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          (b) Without limiting the effect or independence of the conditions set forth in Sections 5.1(a) and 5.1(c), the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company contained in Sections 2.1(c), 2.1(d) and 2.1(e)) shall have been accurate in all respects as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties any inaccuracies that, in the aggregate, do not have a Material


                                         35.

Adverse Effect on the Company shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

          (c) Without limiting the effect or independence of the conditions set forth in Sections 5.1(a) and 5.1(b), the representations and warranties of the Company contained in this Agreement (except for any representation or warranty that refers specifically to "the date of this Agreement" or to any specific date or period prior to the date of this Agreement) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date: (i) any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on the Company shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     5.2 COMPLIANCE WITH COVENANTS. The Company shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be complied with or performed by the Company on or prior to the Closing Date.

     5.3 NO MATERIAL ADVERSE EFFECT. There shall have been no change in the Company's business, capitalization, operations or financial condition since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     5.4 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

     5.5 COMPANY STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the Required Company Stockholder Vote.

     5.6 PARENT STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the Required Parent Stockholder Vote.

     5.7 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) A letter from Arthur Andersen LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 4.14;

          (b) A Company Affiliate Agreement in the form of Exhibit F executed by each Company Affiliate as of the Closing Date, or who was a Company Affiliate on the date on which the Company Stockholders' Meeting was held or on the date 30 days prior to the Closing;

          (c) An employment or consulting agreement and noncompetition agreement with Parent executed by each Person identified on Exhibit G;


                                         36.

          (d) A legal opinion of Cooley Godward LLP, outside counsel to Parent, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code (it being understood that, in rendering such opinion, such outside counsel may rely upon the tax representation letters referred to in Section 4.16);

          (e) The written resignations of all officers and directors of the Company; and

          (f) A certificate of the Chief Executive Officer of the Company evidencing compliance with the conditions set forth in Sections 5.1, 5.2, 5.3 and 5.5.

     5.8 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall have been entered by any court or Governmental Authority, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger illegal.

     5.9 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries or from the Company any damages that may be material to Parent or the Company; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

     5.10 OTHER REQUIRED CONSENTS AND APPROVALS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect (except where the failure to obtain such Consents has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent or the Company.

     5.11 STOCK OPTIONS. All outstanding Company Options not exercised prior to the Effective Time shall have terminated and ceased to remain outstanding.

                                      ARTICLE 6

                  CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:


                                         37.

     6.1  REPRESENTATIONS AND WARRANTIES ACCURATE.

          (a) Without limiting the effect or independence of the condition set forth in Section 6.1(b), the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on Parent shall be disregarded).

          (b) Without limiting the effect or independence of the condition set forth in Section 6.1(a), the representations and warranties of Parent and Merger Sub contained in this Agreement (except for any representation or warranty that refers specifically to "the date of this Agreement" or to any specific date or period prior to the date of this Agreement) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date any inaccuracies that, in the aggregate, do not have a Material Adverse Effect on Parent shall be disregarded.

     6.2 COMPLIANCE WITH COVENANTS. Parent and Merger Sub shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be complied with or performed by Parent and Merger Sub on or prior to the Closing Date.

     6.3 NO MATERIAL ADVERSE EFFECT. There shall have been no change in Parent's business, capitalization, operations or financial condition since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on Parent.

     6.4 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

     6.5 COMPANY STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the Required Company Stockholder Vote.

     6.6 PARENT STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been adopted and approved by the Required Parent Stockholder Vote.

     6.7 AGREEMENTS AND DOCUMENTS. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) A legal opinion of Brobeck, Phleger & Harrison LLP, counsel to the Company, dated as of the Closing Date and addressed to the Company, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code (it being understood that, in rendering such opinion, such outside counsel may rely upon the tax representation letters referred to in
Section 4.16); and

          (b) A certificate of the Chief Executive Officer of Parent evidencing compliance with the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.6.


                                         38.

     6.8 ABSENCE OF RESTRAINT. No order to restrain, enjoin or otherwise prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall have been entered by any court or Governmental Authority and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes the consummation of the Merger illegal.

     6.9 LISTING. The shares of Parent Common Stock to be issued to the Company Stockholders in the Merger shall have been approved for quotation on the Nasdaq NMS upon official notice of issuance thereof.

     6.10 CLOSING PRICE. The Closing Price of Parent Common Stock shall be more than $6.34.

     6.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Authority is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

                                      ARTICLE 7

                               TERMINATION OF AGREEMENT

     7.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the Company
Stockholders:

          (a)  by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1998 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

          (c) by the Company if the Closing Price of Parent Common Stock is less than $6.34;

          (d) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (e) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held, and (ii) this Agreement and the Merger shall not have been


                                         39.

adopted and approved at such meeting by the Required Company Stockholder Vote; PROVIDED, HOWEVER, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure of the Company Stockholders to adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement; and PROVIDED FURTHER, that the Company may so terminate this Agreement only following its compliance with Sections 7.3(b) and
(c);

          (f) by either Parent or the Company if (i) the Parent Stockholders' Meeting shall have been held, and (ii) this Agreement and the Merger shall not have been adopted or approved at such meeting by the Required Parent Stockholder Vote; PROVIDED, HOWEVER, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if the failure of the Parent Stockholders to adopt and approve this Agreement and approve the Merger at the Parent Stockholders' Meeting is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement;

          (g) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

          (h) by Parent, following a breach of any covenant or agreement of the Company contained in this Agreement, or if any representation or warranty of the Company contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c) and 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; PROVIDED, HOWEVER, that: (A) if such breach or inaccuracy is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(h) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Parent of written notice to the Company of such breach or inaccuracy, provided that the Company continues to exercise all reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 7.1(h) shall not be available to Parent if Parent shall have committed a material uncured breach of this Agreement; or

          (i) by the Company, following a breach of any covenant or agreement of Parent contained in this Agreement, or if any representation or warranty of Parent contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 6.1(a), 6.1(b) and 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; PROVIDED, HOWEVER, that: (A) if such breach or inaccuracy is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(i) with respect to a particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by the Company of written notice to Parent of such breach or inaccuracy, provided Parent continues to exercise reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 7.1(i) shall not be available to the Company if the Company shall have committed a material uncured breach of this Agreement.


                                         40.

     7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 7.2, Section 7.3 and
Article 8 shall survive the termination of this Agreement and shall remain in full force and effect and, (ii) subject to Section 7.3(b) below, the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

     7.3  FEES AND EXPENSES.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the printing and filing of the S-4 Registration Statement and the Prospectus/Joint Proxy Statement and any amendments or supplements thereto with the SEC.

          (b) In consideration of the substantial time, expense and forgoing of other opportunities that the Parent has invested in the transactions contemplated hereby, if this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(e) or if this Agreement is terminated by Parent pursuant to Section 7.1(g), then the Company shall pay to Parent a nonrefundable fee, in cash, of $1,000,000 (the "Break-Up Fee");

          (c) In the case of termination of this Agreement pursuant to Section 7.1(e), the Break-Up Fee shall be paid within one business day after such termination. In the case of termination of this Agreement pursuant to Section 7.1(g), the Break-Up Fee shall be paid within one business day after such termination.

                                      ARTICLE 8

                                    MISCELLANEOUS

     8.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time before or after approval of this Agreement by the Company Stockholders; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made except as permitted by applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.2  WAIVER.

          (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.


                                         41.

          (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     8.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

     8.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein and in that certain Mutual Non-Disclosure Agreement dated January 27, 1998 between Parent and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     8.5 APPLICABLE LAW; JURISDICTION. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between or among any of the parties, whether arising out of this Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Maryland;
(b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Montgomery County, Maryland; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.7.

     8.6 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors; PROVIDED, HOWEVER, that neither this Agreement nor any of the rights or obligations of the Company, Parent or Merger Sub hereunder may be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as specifically provided in Section 4.19.

     8.7 NOTICES. All notices and other communications required or permitted to be delivered to any party pursuant to this Agreement shall be in writing and shall be deemed properly given if delivered personally, by facsimile, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                                         42.

     To Parent or Merger Sub:

          Gene Logic Inc.
          708 Quince Orchard Road
          Gaithersburg, MD  20878
          Attention:  President and Chief Executive Officer
          Telephone: (301) 987-1700
          Fax: (301) 987-1701

     with a copy to:

          Cooley Godward LLP
          4365 Executive Drive, Suite 1100
          San Diego, CA  92109
          Attention:  Frederick T. Muto, Esq.
          Telephone:  (619) 550-6000
          Fax:  (619) 453-3555

     To the Company:

          Oncormed, Inc.
          205 Perry Parkway
          Gaithersburg, MD  20877
          Attention:  Chief Executive Officer
          Telephone:  (301) 208-1888
          Fax:  (301) 926-6329

     with a copy to:

          Brobeck, Phleger & Harrison LLP
          1633 Broadway, 47th Floor
          New York, NY  10019
          Attention:  Alexander D. Lynch, Esq.
          Telephone:  (212) 581-1600
          Fax:  (212) 586-7878

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch and (d) in the case of registered or certified mail, on the fifth Business Day following such mailing.

     8.8 COOPERATION. Each of the Company and Parent agrees to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated hereby and to carry out the intent and purposes of this Agreement.


                                         43.

     8.9 CONSTRUCTION. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to "Articles," "Sections" and "Exhibits" are intended to refer to Articles and Sections of this Agreement and Exhibits to this Agreement. The titles and captions of the Articles and Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                        [THIS SPACE INTENTIONALLY LEFT BLANK]


                                         44.

     IN WITNESS WHEREOF, the parties hereby have executed this Agreement and Plan of Reorganization as of the date first above written.

                              GENE LOGIC INC.

                              /s/ Michael J. Brennan
                              --------------------------------

                              By:  Michael J. Brennan, M.D., Ph.D.

                              Title:  President and Chief Executive Officer


                              GENE LOGIC ACQUISITION CORP.

                              /s/ Michael J. Brennan
                              --------------------------------

                              By:  Michael J. Brennan, M.D., Ph.D.

                              Title:  President and Chief Executive Officer


                              ONCORMED, INC.

                              /s/ Timothy J. Triche
                              --------------------------------

                              By: Timothy J. Triche
                                  ----------------------------
                              Title:
                                     -------------------------


                  [AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

                                     EXHIBIT A

                                CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

          (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or more than 50% of the Company's business or directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of any class of voting securities of the Company, or (iii) in which the Company issues securities representing more than 50% of the outstanding securities of any class of voting securities of the Company; or

          (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of the Company, or any liquidation or dissolution of the Company.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     BREAK-UP FEE. "Break-up Fee" shall have the meaning set forth in Section 7.3(b).

     CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning set forth in Section 1.3.

     CLOSING.  "Closing" shall have the meaning set forth in Section 1.3.

     CLOSING DATE.  "Closing Date" shall have the meaning set forth in Section
1.3.

     CLOSING PRICE. "Closing Price" shall have the meaning set forth in Section 1.5(b)(i).

     CODE.  "Code" shall have the meaning set forth in the recitals.

     COMPANY.  "Company" shall have the meaning set forth in the preamble.

     COMPANY AFFILIATES. "Company Affiliates" shall have the meaning set forth in Section 2.12.

     COMPANY AFFILIATE AGREEMENT. "Company Affiliate Agreement" shall have the meaning set forth in Section 4.15.

     COMPANY CERTIFICATE OF INCORPORATION. "Company Certificate of Incorporation" shall have the meaning set forth in Section 2.1(g).

     COMPANY COMMON STOCK. "Company Common Stock" shall have the meaning set forth in Section 1.5(a)(i).

     COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall have the meaning set forth in the preamble to Article 2.

     COMPANY FINANCIAL STATEMENTS. "Company Financial Statements" shall have the meaning set forth in Section 2.2(b).

     COMPANY OPTIONS.  "Company Options" shall have the meaning set forth in
Section 1.8.

     COMPANY PREFERRED STOCK.   "Company Preferred Stock" shall have the meaning
set forth in Section 1.5(a)(i).

     COMPANY PROPRIETARY ASSETS. "Company Proprietary Assets" shall have the meaning set forth in Section 2.5(a).

     COMPANY SEC DOCUMENTS. "Company SEC Documents" shall have the meaning set forth in Section 2.2(a).

     COMPANY STOCK CERTIFICATE. "Company Stock Certificate" shall have the meaning set forth in Section 1.6.

     COMPANY STOCKHOLDERS. "Company Stockholders" shall have the meaning set forth in Section 1.5(a).

     COMPANY STOCKHOLDERS' MEETING. "Company Stockholders' Meeting" shall have the meaning set forth in Section 4.9(a).

     COMPANY WARRANTS.  "Company Warrants" shall have the meaning set forth in
Section 1.9.

     CONFIDENTIAL INFORMATION. "Confidential Information" shall have the meaning set forth in Section 2.5(g).

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense or legally binding commitment or undertaking of any nature.

     DGCL.  "DGCL" shall have the meaning set forth in Section 1.2.

     EFFECTIVE TIME.  "Effective Time" shall have the meaning set forth in
Section 1.3.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW.  "Environmental Law" shall have the meaning set forth in
Section 2.10.

     ERISA.  "ERISA" shall have the meaning set forth in Section 2.7(b).

     EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     EXCHANGE AGENT.  "Exchange Agent" shall have the meaning set forth in
Section 1.7(a).

     EXCHANGE FUND. "Exchange Fund" shall have the meaning set forth in Section 1.7(a).

     EXCHANGE RATIO.  "Exchange Ratio" shall have the meaning set forth in
Section 1.5(b)(ii).

     EXISTING POLICY.  "Existing Policy" shall have the meaning set forth in
Section 4.19(b).

     GAAP.  "GAAP" shall mean generally accepted accounting principles.

     GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

     GOVERNMENTAL AUTHORITY.  "Governmental Authority" shall mean any:
(a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     INDEMNIFIED PARTIES. "Indemnified Parties" shall have the meaning set forth in Section 4.19(a).

     LEASES.  "Leases" shall have the meaning set forth in Section 2.9(a).

     LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

     LIABILITIES. "Liabilities" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

     MARCH 1998 BALANCE SHEET. "March 1998 Balance Sheet" shall have the meaning set forth in Section 2.2(b).

     MATERIAL ADVERSE EFFECT. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, change, failure, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in
Article 2 of the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on (i) the business, capitalization, operations or financial condition of the Company taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; PROVIDED, HOWEVER, that: (A) any material adverse effect that results from general economic, business or industry conditions or legislative or regulatory initiatives shall be disregarded in determining whether there has been a "Material Adverse Effect" on the Company;
(B) any material adverse effect that results from the taking of any action required by this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded in determining whether there has been a "Material Adverse Effect" on the Company; (C) any material adverse effect that results from the issuance of a report by the Company's accountant that expresses doubt as to the Company's ability to continue as a going concern or the Company's lack of liquidity and capital resources shall be disregarded in determining whether there has been a "Material Adverse Effect" on the Company; and (D) a decline in the Company's stock price shall not, in and of itself, constitute a "Material Adverse Effect" on the Company and shall be disregarded in determining whether there has been a Material Adverse Effect on the Company. An event, violation, change, failure, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, change, failure, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in Article 3 of the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, operations or financial condition of Parent and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that: (A) any material adverse effect that results from general economic, business or industry conditions or legislative or regulatory initiatives shall be disregarded in determining whether there has been a "Material Adverse Effect" on Parent; (B) any material adverse effect that results from the taking of any action required by this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement shall be disregarded in determining whether there has been a "Material Adverse Effect" on Parent; and (C) a decline in Parent's stock price shall not, in and of itself, constitute a "Material Adverse Effect" on Parent and shall be disregarded in determining whether there has been a "Material Adverse Effect" on Parent.

     MATERIAL COMPANY CONTRACT. "Material Company Contract" shall have the meaning set forth in Section 2.6(a).

     MATERIAL PARENT CONTRACTS. "Material Parent Contracts" shall have the meaning set forth in Section 3.16.

     MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" shall have the meaning set forth in Section 2.10.

     MERGER.  "Merger" shall have the meaning set forth in the recitals.

     MERGER SUB.  "Merger Sub" shall have the meaning set forth in the preamble.

     NASD.  "NASD" shall mean the National Association of Securities Dealers.

     NASDAQ NMS. "Nasdaq NMS" shall have the meaning set forth in Section 1.5(b)(i).

     OUTSTANDING SHARES. "Outstanding Shares" shall have the meaning set forth in Section 1.5(b)(iii).

     PARENT.  "Parent" shall have the meaning set forth in the preamble.

     PARENT COMMON STOCK. "Parent Common Stock" shall have the meaning set forth in Section 1.5(a)(iii).

     PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall have the meaning set forth in the preamble to Article 3.

     PARENT OPTIONS. "Parent Options" shall mean all outstanding options to purchase shares of capital stock of Parent.

     PARENT SEC DOCUMENTS. "Parent SEC Documents" shall have the meaning set forth in Section 3.2(a).

     PARENT STOCKHOLDERS' MEETING. "Parent Stockholders' Meeting" shall have the meaning set forth in Section 4.10(a).

     PARENT WARRANTS. "Parent Warrants" shall mean all outstanding Warrants to purchase shares of capital stock of Parent.

     PAST PREMIUM AMOUNT. "Past Premium Amount" shall have the meaning set forth in Section 4.19(b).

     PERSON.  "Person" shall mean any individual, Entity or Governmental
Authority.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall have the meaning set forth in Section 4.1.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, sample, media and/or cell line and procedures and formulations for producing any such sample, media and/or cell line, process, formula, test data, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     PROSPECTUS/JOINT PROXY STATEMENT. "Prospectus/Joint Proxy Statement" shall mean the prospectus/joint proxy statement, filed as a part of the S-4 Registration Statement, to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

     REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants and advisors.

     REQUIRED COMPANY STOCKHOLDER VOTE. "Required Company Stockholder Vote" shall have the meaning set forth in Section 2.13.

     REQUIRED PARENT STOCKHOLDER VOTE. "Required Parent Stockholder Vote" shall have the meaning set forth in Section 3.8.

     S-4 REGISTRATION STATEMENT. "S-4 Registration Statement" shall have the meaning set forth in Section 2.25(d).

     SEC.  "SEC" shall have the meaning set forth in Section 2.2(a).

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SUPERIOR OFFER. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company's stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely to be obtained by such third party on a timely basis.

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning set forth in Section 1.1.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     THIRD PARTY PROPRIETARY ASSETS. "Third Party Proprietary Assets" shall have the meaning set forth in Section 2.5(b).

     TOTAL MERGER SHARES. "Total Merger Shares" shall have the meaning set forth in Section 1.5(b)(i).

     TRIGGERING EVENT. A "Triggering Event" shall be deemed to have occurred if: (i) this Agreement is terminated due to breach of this Agreement by the Company; (ii) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger; (iii) the Company shall have failed to include in the Prospectus/Joint Proxy Statement the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger; (iv) the Company shall have approved, endorsed or recommended any Acquisition Proposal or Parent terminates this Agreement after the Company publicly announces it is considering an Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company does not recommend acceptance of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or (vii) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable and in any event within 45 days after the S-4 Registration Statement is declared effective under the Securities Act.

                                     EXHIBIT B



                                     [RESERVED]

                                     EXHIBIT C

DIRECTORS OF SURVIVING CORPORATION

Michael J. Brennan, M.D., Ph.D.

Alan G. Walton, Ph.D., D.Sc.


OFFICERS OF SURVIVING CORPORATION

Michael J. Brennan, M.D., Ph.D., President and Chief Executive Officer

Mark D. Gessler, Senior Vice President, Corporate Development and Chief Financial Officer

Alan G. Walton, Ph.D., D.Sc., Chairman of the Board of Directors

                                      EXHIBIT D

                        FORM OF COMPANY STOCK OPTION AGREEMENT

                                   ONCORMED, INC.
                               STOCK OPTION AGREEMENT

                                    WITNESSETH:

RECITALS

     A. The Board of Directors (the "Board") of OncorMed, Inc. (the "Corporation") has adopted the Corporation's Restated 1993 Stock Option Plan (the "Plan") for the purpose of attracting and retaining the services of employees (including officers and directors), non-employee Board members and consultants.

     B. Optionee is an individual who is to render valuable services to the Corporation or one or more parent or subsidiary corporations, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under the Plan.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the grant date (the "Grant Date") specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice"), a stock option to purchase up to that number of shares of the Corporation's Common Stock (the "Option Shares") as is specified in the Grant Notice. Such Option Shares shall be purchasable from time to time during the option term at the exercise price (the "Exercise Price") specified in the Grant Notice.

     2. OPTION TERM. This option shall expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5 or 6.

     3. LIMITED TRANSFERABILITY. This option shall be exercisable only by Optionee during Optionee's lifetime and shall not be transferable or assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death.

     4. EXERCISABILITY. This option shall become exercisable for the Option Shares in accordance with the installment schedule specified in the Grant Notice. As this option becomes exercisable for one or more installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6. In no event shall this option become exercisable for any additional Option Shares following Optionee's cessation of Service.

     5. CESSATION OF SERVICE. The option term specified in Paragraph 2 shall terminate (and this option shall cease to remain outstanding) prior to the Expiration Date in accordance with the following provisions:


                                          1.

          (a) This option shall immediately terminate and cease to remain outstanding for any Option Shares for which it is not exercisable at the time of Optionee's cessation of Service (as defined below).

          (b) Should Optionee cease to remain in Service for any reason other than death or permanent disability, then the period during which this option is to remain exercisable shall be limited to the three (3)-month period following the date of such cessation of Service.

          (c) Should such Service terminate by reason of permanent disability, then the period during which this option is to remain exercisable shall be limited to the twelve (12)-month period following the date of such cessation of Service.

          (d) Should Optionee die while holding this option, then the period during which this option is to remain exercisable shall be limited to the twelve
(12)-month period following the date of Optionee's death. During such limited period, this option may be exercised by the personal representative of Optionee's estate or by the person or persons to whom this option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution.

          (e) Under no circumstances, however, shall this option be exercisable after the specified expiration date of the option term.

          (f) During the applicable limited post-Service exercise period, this option may not be exercised in the aggregate for more than the number of vested shares for which this option is exercisable on the date of Optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the expiration of the option term, this option shall terminate and cease to be exercisable for any vested shares for which this option has not been exercised. However, this option shall, immediately upon Optionee's cessation of Service, terminate and cease to be outstanding with respect to any Option Shares for which this option is not at that time exercisable or in which Optionee is not otherwise at that time vested.

          (g) For purposes of this Agreement, the following definitions shall be in effect:

     Optionee shall be deemed to remain in Service for so long as such individual performs services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the Board, a consultant or an independent contractor.

     Optionee shall be considered to be an Employee for so long as such individual performs services while in the employ of the Corporation or any parent or subsidiary, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

     Optionee shall be deemed to have incurred a permanent disability if Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.


                                          2.

     A corporation shall be considered to be a subsidiary of the Corporation if it is a member of an unbroken chain of corporations beginning with the Corporation, provided each such corporation in the unbroken chain (other than the last corporation) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation shall be considered to be a parent of the Corporation if it is a member of an unbroken chain ending with the Corporation provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     6.   CORPORATE TRANSACTION.

          (a) In the event of any of the following stockholder-approved transactions to which the Corporation is a party (a "Corporate Transaction"):

               (i) a merger or consolidation in which more than fifty percent (50%) of the Corporation's outstanding voting stock is transferred to a person or persons different from those who held the stock immediately prior to such transaction, or

               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation,

this option, to the extent outstanding at such time but not otherwise exercisable, shall automatically accelerate so that such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all the Option Shares at the time subject to such option and may be exercised for all or any portion of such shares. No such acceleration of this option, however, shall occur if and to the extent: (i) this option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof or (ii) this option is to be replaced by a comparable cash incentive program of the successor corporation based on the option spread existing at the time of the Corporate Transaction. The determination of option comparability under clause (i) or (ii) shall be made by the Plan Administrator, and such determination shall be final, binding and conclusive.

          (b) The portion of this option accelerated in connection with any Corporate Transaction shall remain exercisable as an incentive stock option under the Federal tax laws (if the option is designated as such in the Grant Notice) only to the extent the applicable dollar limitation of Paragraph 17 is not exceeded in the calendar year of such Corporate Transaction.

          (c) This option, to the extent not previously exercised, shall terminate immediately after the consummation of such Corporate Transaction and cease to remain outstanding, unless it is expressly assumed by the successor corporation or parent thereof.

          (d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.


                                          3.

     7.   ADJUSTMENT IN OPTION SHARES.

          (a) In the event any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class effected without the Corporation's receipt of consideration, the Plan Administrator shall make appropriate adjustments to
(i) the number and/or class of securities subject to this option and (ii) the Exercise Price payable per share in order to prevent any dilution or enlargement of rights and benefits hereunder. Such adjustments shall be final, binding and conclusive.

          (b) If this option is to be assumed in connection with any Corporate Transaction under Paragraph 6 or is otherwise to continue outstanding, then this option shall, immediately after the effective date of such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to Optionee in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share, PROVIDED the aggregate Exercise Price payable hereunder shall remain the same.

     8. PRIVILEGE OF STOCK OWNERSHIP. The holder of this option shall not have any of the rights of a stockholder with respect to the Option Shares until such individual shall have exercised the option and paid the Exercise Price for the purchased Option Shares.

     9.   MANNER OF EXERCISING OPTION.

          (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

               (i) Deliver to the Secretary of the Corporation an executed notice of exercise in substantially the form of Exhibit I to this Agreement (the "Exercise Notice") in which there is specified the number of Option Shares which are to be purchased under the exercised option.

               (ii) Pay the aggregate Exercise Price for the purchased shares through one of the following alternatives:

                    (1) full payment in cash or by check made payable to the Corporation's order;

                    (2) full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value (as such term is defined below) on the Exercise Date (as such term is defined below); or

                    (3) full payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide concurrent irrevocable written


                                          4.

instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld in connection with such purchase and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

               (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising this option (if other than Optionee) have the right to exercise the option.

          (b) For purposes of this Agreement, the Exercise Date shall be the date on which the executed Exercise Notice shall have been delivered to the Corporation. Except to the extent the sale and remittance procedure specified above is utilized in connection with the option exercise, payment of the Exercise Price for the purchased shares must accompany such Exercise Notice.

          (c) For all valuation purposes under this Agreement, the Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

               (i) If the Common Stock is not at the time listed or admitted to trading on any Stock Exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers through the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Common Stock is not at the time listed or admitted to trading on any Stock Exchange or the Nasdaq National Market, but is traded on the Nasdaq SmallCap Market or over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices of one share of Common Stock on the day preceding the date in question on the Nasdaq SmallCap Market or over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there are no reported bid and asked prices for the Common Stock on such day, then the mean between the highest bid and lowest asked prices on the last preceding date for which such quotations exist shall be determinative of fair market value.

               (iii) If the Common Stock is at the time listed or admitted to trading on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.


                                          5.

               (iv) If the Common Stock is at the time neither listed nor admitted to trading on any Stock Exchange nor traded on the Nasdaq National Market, the Nasdaq SmallCap Market or in the over-the-counter market, or if the Plan Administrator determines that the value determined pursuant to subparagraph
(1), (2) or (3) does not accurately reflect the fair market value of the Common Stock, then such Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

          (d) For purposes of this Agreement, Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

          (e) As soon as practical after receipt of the Exercise Notice, the Corporation shall mail or deliver to or on behalf of Optionee (or any other person or persons exercising this option in accordance herewith) a certificate or certificates representing the purchased Option Shares.

          (f) In no event may this option be exercised for any fractional share.

     10. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Maryland without resort to that State's conflict-of-laws provisions.

     11. COMPLIANCE WITH LAWS AND REGULATIONS. The exercise of this option and the issuance of Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any securities exchange on which shares of the Corporation's Common Stock may be listed at the time of such exercise and issuance.

     12. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and Optionee, the legal representatives of his or her estate, his or her respective heirs or legatees and permitted assignees.

     13.  LIABILITY OF CORPORATION.

          (a) If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares which may without stockholder approval be issued under the Plan, then this option shall be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares issuable under the Plan is obtained in accordance with the provisions of Section II of Article Four of the Plan.

          (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation shall use its best efforts to obtain all such approvals.

                                          6.

     14. NO EMPLOYMENT/SERVICE CONTRACT. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in the Service of the Corporation (or any parent or subsidiary employing or retaining Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any such parent or subsidiary) or Optionee, which rights are hereby expressly reserved by each party, to terminate Optionee's Service at any time for any reason whatsoever, with or without cause.

     15. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Secretary at the Corporation's principal offices at 205 Perry Parkway, Gaithersburg, MD 20877. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated on the Grant Notice. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, by registered or certified mail, postage prepaid and properly addressed to the party to be notified.

     16. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

     17. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE STOCK OPTION. In the event this option is designated an incentive stock option in the Grant Notice, the following terms and conditions shall also apply to the grant:

          (a) This option shall cease to qualify for favorable tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) this option is exercised for one or more Option Shares: (i) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or permanent disability (as defined in Paragraph 5) or (ii) more than one (1) year after the date Optionee ceases to be an Employee by reason of permanent disability.

          (b) If this option is to become exercisable in a series of installments as indicated in the Grant Notice, no such installment shall qualify for favorable tax treatment as an incentive stock option under the Federal tax laws if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the shares of the Corporation's Common Stock for which such installment first becomes exercisable hereunder will, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other incentive stock options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any parent or subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the number of shares of Common Stock for which this option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, the option may nevertheless be exercised for those excess shares in such calendar year as a non-statutory option.


                                          7.

          (c) Should the exercisability of this option be accelerated upon a Corporate Transaction in accordance with Paragraph 6, then this option shall qualify for favorable tax treatment as an incentive stock option under the Federal tax laws only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the number of shares of the Corporation's Common Stock for which this option first becomes exercisable in the calendar year in which the Corporate Transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the shares of Common Stock or other securities for which this option or one or more other incentive stock options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any parent or subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the number of shares of Common Stock for which this option first becomes exercisable in the calendar year of such Corporate Transaction exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, the option may nevertheless be exercised for the excess shares in such calendar year as a non-statutory option.

          (d) Should Optionee hold, in addition to this option, one or more other options to purchase shares of the Corporation's Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

          (e) To the extent this option should fail to qualify for incentive stock option treatment under the Federal tax laws, Optionee shall recognize compensation income at the time the option is exercised in an amount equal to the Fair Market Value of the purchased Option Shares less the aggregate Exercise Price paid for those shares, and Optionee must make appropriate arrangements with the Corporation or any parent or subsidiary employing Optionee for the satisfaction of all Federal, state or local income and employment tax withholding requirements applicable to such compensation income.

     18. ADDITIONAL TERMS APPLICABLE TO A NON-STATUTORY STOCK OPTION. In the event this option is designated a non-statutory stock option in the Grant Notice, Optionee shall make appropriate arrangements with the Corporation or any parent or subsidiary employing Optionee for the satisfaction of all Federal, state or local income and employment tax withholding requirements applicable to the exercise of this option.

     19. MARKET STAND-OFF. In connection with any public offering of the Corporation's securities, Optionee hereby agrees to be subject to a lock-up for such period following the public offering as required by the underwriter or underwriters of such public offering. During such periods, Optionee agrees not to directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Option Shares during such period without the prior written consent of such underwriter or underwriters.

                                          8.

                                      EXHIBIT I

                          NOTICE OF EXERCISE OF STOCK OPTION

    I hereby notify OncorMed, Inc. (the "Corporation") that I elect to purchase ___________ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $_____ per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's Restated 1993 Stock Option Plan on _________, 199__ to purchase up to ___________ shares of the Corporation's Common Stock.

    Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing this Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect the payment of the Exercise Price for the Purchased Shares.

                   , 199
-------------------     --
Date

                                                  -----------------------------
                                                  Optionee

                                                  Address:
                                                            -------------------

                                                            -------------------


Print name in exact manner it
is to appear on the stock
certificate:                  ---------------------

Address to which certificate
is to be sent, if different
from address above:           ---------------------



                              ---------------------

Social Security Number:       ---------------------


                                          9.

                                      EXHIBIT E

           FORM OF COMPANY PROPRIETARY INFORMATION AND ASSIGNMENT AGREEMENT

                   PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


                                             --------------------------
                                                        (Date)


OncorMed, Inc.
205 Perry Parkway
Gaithersburg, MD  20877

Ladies and Gentlemen:

         The following confirms an agreement between OncorMed, Inc., a Delaware corporation (the "Company"), and any successor in interest, and me, which is a material part of the consideration for my employment or continued employment by the Company:

         1. PROPRIETARY INFORMATION. I recognize that the Company is engaged in a continuous program of research, development and production. I also recognize that the Company possesses or has rights to information (including information developed by me during my employment by the Company) which has commercial value in the Company's business ("Proprietary Information"). By way of illustration, but not limitation, Proprietary Information includes inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.

         2. OBLIGATION OF CONFIDENTIALITY. I understand and agree that my employment creates a relationship of confidence and trust between the Company and me with respect to (i) all Proprietary Information, and (ii) the confidential information of others with which the Company has a business relationship. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

         3. DISCLOSURE AND ASSIGNMENT OF INVENTIONS. In addition, I hereby agree as follows:

              (a) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, trademarks, copyrights, and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information.

              (b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment shall be and remain the sole property of the Company. I shall return to the Company all such materials and property as and when requested by the Company. Even if the Company does not so request, I shall return all such materials and property upon termination of my employment by me or by the Company for any reason, and I will not take with me any such material or property or any reproduction thereof upon such termination.

              (c) I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, works of authorship, formulas, ideas, processes, techniques, know-how and data, whether or not patentable (collectively, "Inventions"), made or conceived, reduced to practice or learned by me, either alone or jointly with others, during the term of my employment and for one (1) year thereafter.

              (d) All Inventions which I conceive, develop or have developed (in whole or in part, either alone or jointly with others) and (i) which use or have used equipment, supplies, facilities or trade secret information of the Company, or (ii) which use or have used the hours for which I am to be or was compensated by the Company, or (iii) which relate at the time of conception or reduction to practice thereof to the business of the Company or to its actual or demonstrably anticipated research and development or (iv) which result from any work performed by me for the Company, shall be the sole property of the Company and its assigns (and to the fullest extent permitted by law shall be deemed works made for hire), and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree that any Invention required to be disclosed under paragraph (c) above within one (1) year after the term of my employment shall be presumed to have been conceived during my employment. I understand that I may overcome the presumption by showing that such Invention was conceived after the termination of my employment.

              (e) With respect to Inventions described in paragraph (d) above, I will assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries, and will execute all documents reasonably necessary or appropriate for this purpose. This obligation shall survive the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes, (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

                (f) I understand that this Agreement does not require assignment of an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless the invention relates (i) directly to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development. However, I will disclose any Inventions as required by paragraph (c) above in order to permit the Company to determine such issues as may arise. Such disclosure shall be received in confidence by the Company.

         4. OTHER BUSINESS ACTIVITIES. So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment. During the term of my employment, I will not engage in any business activity which is related to the Company's business or its actual or demonstrably anticipated research and development.

         5. NON-SOLICITATION OF EMPLOYEES, CUSTOMERS OR OTHERS. I will not now or in the future disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise. During my employment with the Company and for one (1) year thereafter, I will not encourage or solicit any employee of the Company to leave the Company for any reason; provided, however, that this obligation shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

         6. PRIOR INVENTIONS. As a matter of record I attach hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete.
If no such list is attached to this Agreement, I represent that I have no such inventions and improvements at the time of signing this Agreement.

         7. OBLIGATIONS TO FORMER EMPLOYERS. I represent that my execution of this Agreement, my employment with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any former employer or any other third party, including any obligations to keep confidential any proprietary or confidential information. I have not entered into, and I will not enter into, any agreement which conflicts with or would, if performed by me, cause me to breach this Agreement.

         8. CONFIDENTIAL INFORMATION OF FORMER EMPLOYERS. In the course of performing my duties to the Company, I will not utilize any proprietary or confidential information of any former employer.

         9. NO EMPLOYMENT AGREEMENT. I agree that this Agreement does not constitute an employment agreement and that, unless otherwise provided in a written contract signed by both the Company and me, (i) my employment with the Company is "at will," and (ii) I shall have the right to resign my employment, and the Company shall have the right to terminate my employment, at any time and for any reason, with or without cause.

         10. UNITED STATES GOVERNMENT OBLIGATIONS. I acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

         11.  MISCELLANEOUS.

                (a) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be construed, if possible, so as to be enforceable under applicable law, else, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                (b) No delay or omission by the Company in exercising any right hereunder will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

              (c) I expressly consent to be bound by the provisions hereof for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be reassigned at the time of such transfer.

              (d) This Agreement shall be governed by and construed under the laws of the State of Maryland as applied to agreements among Maryland residents entered into and to be performed entirely within Maryland, without regards to the application of choice of law rules.

              (e) This Agreement shall be effective as of the first day of my employment by the Company, shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

Dated:
                ------------

                                        -----------------------------------
                                        Employee Signature
                                        Name:
                                              -----------------------------
                                        SS#:
                                              -----------------------------

Accepted and Agreed to:

ONCORMED, INC.



By:
   ------------------
Name:
     ---------------------------
Title:
       --------------

                                      EXHIBIT A




OncorMed, Inc.
205 Perry Parkway
Gaithersburg, MD  20877

Ladies and Gentlemen:

         1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by OncorMed, Inc. (the "Company") that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company that I desire to remove from the operation of the Company's Proprietary Information and Inventions.

-----               No inventions or improvements.

-----               See below:  Any and all inventions regarding

-----               Additional sheets attached.

         2. I propose to bring to my employment the following materials and documents of a former employer:

-----               No materials or documents.

-----               See below:



Date:
     --------------------------------------
                                             Employee Signature
                                             Name:
                                                    ------------------------

                                      EXHIBIT F

                         FORM OF COMPANY AFFILIATE AGREEMENT

                                AFFILIATE AGREEMENT

    This Affiliate Agreement (this "Agreement") is entered into as of July 6, 1998, by and between GENE LOGIC INC., a Delaware corporation ("Parent"), and the undersigned affiliate ("Affiliate") of ONCORMED, INC., a Delaware corporation (the "Company").

                                      RECITALS

    A. Pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of July 6, 1998, by and among Parent, GENE LOGIC ACQUISITION CORP., a Delaware corporation ("Merger Sub") and the Company, the Company will merge with and into Merger Sub (the "Merger").

    B. As a result of the Merger, the stockholders of the Company will receive shares (the "Shares") of Parent Common Stock (as defined in the Merger Agreement). Affiliate understands that he, she or it may be deemed an "affiliate" of the Company as such term is used in paragraphs (c) and (d) of Rule 145 ("Rule 145") under the Securities Act of 1933, as amended (the "Act"), and as such Affiliate may only transfer, sell or dispose of Shares in accordance with this Agreement and Rule 145.

    C. Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, Merger Sub and the Company, and their respective counsel.

                                     AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement.

     2.   Affiliate represents, warrants, understands and agrees that:

          (a) Affiliate has the requisite power and capacity to execute and deliver this Agreement and to make the representations, warranties and agreements herein and to perform Affiliate's obligations hereunder;

          (b) Affiliate has carefully read this Agreement and has discussed the terms hereof with counsel, to the extent Affiliate felt necessary, the requirements, limitations and restrictions on Affiliate's ability to sell, transfer or otherwise dispose of the Shares Affiliate may receive upon the consummation of the Merger and fully understands the requirements, limitations and restrictions this Agreement places upon Affiliate's ability to transfer, sell or otherwise dispose of such Shares;

          (c) If Affiliate has executed any other agreement in connection herewith (the "Other Agreements"), Affiliate understands and agrees to abide by all restrictions contained therein;


                                          1.

          (d) Affiliate will not sell, pledge, transfer or otherwise dispose of any of the Shares held by Affiliate unless at such time either (i) such transfer shall be in conformity with the provisions of Rule 145, (ii) Affiliate shall have furnished to Parent an opinion of counsel reasonably satisfactory to Parent, to the effect that no registration under the Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition or (iii) a registration statement under the Act covering the proposed offer, sale, pledge, or other disposition shall be effective under the Act; and

          (e) Affiliate is the beneficial owner of the Company Common Stock, Company Preferred Stock, Company Options and/or Company Warrants set forth below, or, if not set forth below, that Affiliate is not the beneficial owner of any Company Common Stock, Company Preferred Stock, Company Options or Company Warrants.

     3. Affiliate understands and agrees that, except as set forth in the Merger Agreement, Parent is under no obligation to register the sale, transfer or other disposition of the Shares or to take any other action necessary in order to make compliance with an exemption from registration available.

     4. Each party hereto acknowledges that (i) it will be impossible to measure in money the damage to Parent if Affiliate fails to comply with any of the obligations imposed by this Agreement, (ii) every such obligation is material and (iii) in the event of any such failure, Parent will not have an adequate remedy at law or damages and, accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure.

     5. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between or among any of the parties, whether arising out of this Affiliate Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Maryland; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Montgomery County, Maryland; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address appearing under such party's name on the signature page hereto.

     6. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto. The parties hereto waive their right to a trial by jury in any action at law or suit in equity based upon, or arising out of, this Agreement or the subject matter hereof.

     7. This Agreement shall be binding upon, enforceable by and inure to the benefit of the parties named herein and their respective successors; this Agreement may not be assigned by any party without the prior written consent of Parent. Any attempted assignment not in


                                          2.

compliance with this paragraph shall be void and have no effect.
Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     8. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.


                        [THIS SPACE INTENTIONALLY LEFT BLANK]


                                          3.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                   GENE LOGIC INC.
                                   By:
                                      ----------------------------

                                   -------------------------------
                                   Print Name and Title

                                   Address: 708 Quince Orchard Road
                                            Gaithersburg, Maryland  20878

                                   AFFILIATE

                                   -------------------------------

                                   -------------------------------
                                   Print Name, and Title (if applicable)
                                   Address:
                                           -----------------------

                                   -------------------------------

                                   Shares of Company Common
                                   Stock Beneficially Owned:
                                                            ------------

                                   Shares of Company Preferred
                                   Stock Beneficially Owned:
                                                            ------------

                                   Shares of Company Common
                                   Stock Subject to Company Options:
                                                                    ------------

                                   Shares of Company Common
                                   Stock Subject to Company Warrants:
                                                                    ------------



                                [AFFILIATE AGREEMENT]

                                      EXHIBIT G

             LIST OF PERSONS TO ENTER INTO EMPLOYMENT OR CONSULTING AND
                              NONCOMPETITION AGREEMENTS


EMPLOYMENT AND NONCOMPETITION AGREEMENT

     Dr. Douglas Dolginow
     Dr. Joseph Vockley


CONSULTING AND NONCOMPETITION AGREEMENT

     Dr. Timothy J. Triche